Exhibit 10.1

TERMINATION AND COOPERATION AGREEMENT

THIS TERMINATION AND COOPERATION AGREEMENT, dated as of September 30, 2014 (this “Agreement”), is by and among Equity Commonwealth, a Maryland real estate investment trust (the “Company”), Reit Management & Research LLC, a Delaware limited liability company (“RMR”), and RMR Australia Asset Management Pty Limited, in its own capacity and its capacity as trustee of CWH Australia Trust (formerly MacarthurCook Industrial Property Fund) (“RMR Australia”, and together with RMR, “Manager”).  Each of the Company and Manager is referred to herein as a “Party” and collectively as the “Parties”.

A.                                    The Company has historically been externally managed by Manager, and the Company and Manager are parties to the Management Agreements (hereinafter defined).

B.                                    The Company has determined that it is in the best interests of its shareholders to internalize management of the Company and to enter into this Agreement to provide for an effective transition of management from Manager to the Company.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

(1)                                 Amendments to Management Agreements.  The Company and Manager hereby amend each of the Management Agreements as necessary to incorporate the terms and conditions of this Section 1.

(a)         Termination of Management Services.

                        (i)                                     Subject to Section 1(a)(ii) hereof, the Business Management Agreement and Property Management Agreement (but not the obligations of Manager to provide Transition Services & Cooperation pursuant to Section 2 hereof) shall terminate effective at 11:59 p.m. EDT on September 30, 2014 (the “Management Services Termination Date”).

                        (ii)                                  Subject to the provisions of this paragraph set forth below, RMR Australia shall remain in place as trustee of CWH Australia Trust and the Australian Management Agreement shall remain in full force and effect (subject to the express terms and conditions of this Agreement).  In the event the Company determines (in its sole discretion) to market for sale any or all of the Properties located in Australia, then, at the Company’s request and direction, RMR Australia shall assist with the marketing and sale thereof.  Upon written notice by the Company to Manager, Manager shall promptly assist with and facilitate the removal of RMR Australia as trustee of CWH Australia Trust and cooperate with the appointment of a replacement trustee of CWH Australia Trust.  Anything in this Agreement or the Management Agreements notwithstanding, the obligation of Manager to provide services (including Transition Services & Cooperation) under the Australian Management Agreement shall be extended beyond the Management Services Termination Date until the earliest of (i) the sale of all of the Properties located in Australia, (ii) the termination date set forth in a notice of termination of the Australian Management Agreement given by the Company (or its agent) to Manager at least sixty (60) days before such termination date, and (iii) December 31, 2015.

(b)         Internal Audit Fees under Business Management Agreement.  Notwithstanding anything to the contrary herein or in the Management Agreements (including, without limitation, Section 15 of the Business Management Agreement), from and after the date hereof the Company shall not be required to reimburse Manager for expenses in connection with internal audit services and Manager shall not be obligated to provide any such services; provided, however, that, if the Company requests that any internal audit services, support or cooperation be provided in connection with any other services provided by Manager under this Agreement, including without limitation, Section 2(b)(iv) hereof, Manager shall, to the extent practicable, provide the same and the Company shall reimburse Manager for internal audit services as provided in Section 15 of the Business Management Agreement.

(c)          Fees under Australian Management Agreement.  After the Management Services Termination Date, no further Business Management Fee, Property Management Fee, Construction Supervision Fee (each as defined in the Australian Management Agreement) or other fee, reimbursement or other amount of any kind shall be payable to Manager under the Australian Management Agreement; except, however, if the term of the Australian Management Agreement is extended beyond February 28, 2015, (x) a fee in the amount of $60,000 per month, payable in arrears on the date that is ten (10) days after the last day of the applicable month (prorated for partial months), shall be payable for the period of time from and after March 1, 2015 until termination of the Australian Management Agreement (which fee is intended to cover the costs of maintaining the CWH Australia Trust and the customary, historical, third-party, out-of-pocket costs and expenses incurred by RMR Australia in connection with its duties under the Australian Management Agreement), and (y) the Company shall reimburse RMR Australia for any additional third-party, out-of-pocket costs and expenses incurred by RMR Australia to the extent approved in advance in writing by the Company.

(d)         Payment of Fees.  Notwithstanding anything contained in the Management Agreements to the contrary, all payments made under the Management Agreements or this Agreement after the date of this Agreement shall be made in cash.  Manager shall not have the right to offset any fees against funds of the Company or its subsidiaries.

(e)          Reduction of Duties.  At any time, the Company shall have the right, by written notice to Manager, to reduce the duties of, and services to be provided by, Manager pursuant to the Australian Management Agreement or this Agreement; provided, however, that no such reduction in the duties of Manager shall reduce the fees payable to Manager under this Agreement or the Australian Management Agreement (except as expressly provided herein).

(f)           Capital Projects.  No capital projects shall be commenced by Manager at any Property located in Australia unless Manager obtains the Company’s prior written approval thereof.  No further Construction Supervision Fee (as defined in the Property Management Agreement and the Australian Management Agreement) shall be payable by the Company to Manager in connection with any previous capital projects, except for amounts accrued and unpaid as of the date hereof, provided, however, that the Company shall only be required to pay Manager such accrued and unpaid

Construction Supervision Fees to the extent Manager delivers to the Company a written invoice therefor within forty-five (45) days following the date hereof.

(g)          Disclosure of Other Agreements.  Manager hereby represents and warrants to the Company that the Business Management Agreement, the Property Management Agreement and the Australian Management Agreement constitute all agreements, arrangements and understandings between the Company and any of its subsidiaries, on one hand, and Manager or any affiliate thereof, on the other hand, in effect immediately following the execution of this Agreement pursuant to which the Company or any of its subsidiaries is required to pay fees to Manager or its affiliates.

(h)         Certain Representations and Warranties.  Manager hereby represents and warrants to the Company that Manager has complied in all material respects with the following provisions of the Management Agreements: (A) Sections 2(d) and 2(e) of the Business Management Agreement; (B) Section 3(n) of the Property Management Agreement; and (C) Sections 4(e) and 5(l) of the Australian Management Agreement.

(2)                                 Transition Services & Cooperation.

(a)         General.  From and after the date hereof until February 28, 2015, Manager shall use best efforts to continue to assist the Company in the transition of the Company’s management from Manager to the Company’s management team and to transition the operations of the Company from Manager to employees or agents of the Company in compliance with all applicable laws, rules and regulations and agreements to which the Company (or its subsidiaries) is a party (the “Transition”).  The actions to be performed by Manager in connection with the Transition are referred to herein as the “Transition Services & Cooperation”.  Manager and the Company each shall dedicate sufficient and appropriate resources to the performance of the Transition Services & Cooperation, and Manager shall use best efforts to engage in all relevant activities in a prompt and timely manner that is responsive to the Company’s or its agent’s reasonable requests.  For the avoidance of doubt, the Parties acknowledge and agree that, subject to the terms of this Agreement, Manager shall, at the direction, and supervision of the Company, take all actions reasonably requested to effectuate a successful Transition, regardless of whether the actions required for a successful Transition are expressly stated in this Section 2.  To the extent Manager is aware of additional actions that would be necessary to effectuate a successful Transition that the Company has not requested, Manager shall advise the Company thereof.

(b)         Certain Specified Duties of Manager.  From and after the date hereof until February 28, 2015, without limiting the foregoing, the Transition Services & Cooperation shall include the following:

                        (i)                                     Company Funds.  From and after the Management Services Termination Date, Manager shall (A) promptly provide to the Company a final reconciliation of the disbursement account from which the Company’s expenses have been paid by Manager, and (B) immediately pay to the Company, without deduction or setoff, all funds held or received by Manager on behalf of the Company; it being understood and agreed, however, that, except as set forth in Section 1(c) hereof, the Company shall remain liable to reimburse Manager for costs and expenses incurred with respect to the Company or the Properties in accordance with the applicable terms of the Management Agreements and this Agreement.

                        (ii)                                  Taxes.  For purposes hereof, the term “Taxes” shall mean all taxes imposed upon the Company or its subsidiaries, including, without limitation, federal, state and Australian income taxes, franchise taxes, personal property taxes, real estate taxes and assessments, payroll, sales and use taxes and other taxes of any kind or nature.  Manager shall timely prepare or cause to be prepared, for the review and approval of the Company, all Tax returns for the Company and its subsidiaries that cover or relate solely to any period of time prior to the Management Services Termination Date and are due prior to February 28, 2015.  At the Company’s request and direction, Manager shall file such approved Tax returns.  Manager shall reasonably cooperate with the Company with respect to any Tax matters, and such cooperation shall include the retention and the provision of books, records and information of the Company and its subsidiaries in Manager’s possession or under Manager’s control that have not been transferred to the Company or its agent and that are relevant in any material respect to any Tax matters pertinent to the Company until the expiration of the statute of limitations (including extensions thereof of which Manager was informed) and shall abide by all record retention agreements entered into with any taxing authority.  With respect to matters that are under Manager’s control and for which Manager is responsible pursuant to this Agreement or the Management Agreements after Management Services Termination Date, Manager shall advise the Company of any actions Manager believes are necessary to ensure compliance by the Company with the requirements necessary to maintain its status as a real estate investment trust as defined in the Internal Revenue Code of 1986.

                        (iii)                               Budget.  Manager shall cooperate with the Company and its agent to facilitate (A) any ministerial changes to the operating and capital expense budgets for each Property for the year 2015, from time to time as reasonably requested by the Company, including providing the Company with access to Argus Enterprise and maintaining all necessary licenses and systems in connection therewith, and (B) transferring or making available for transfer applicable data in Manager’s possession and control with respect to the operating and capital expense budgets to the Company’s systems as and when reasonably requested by the Company.

                        (iv)                              Reporting.  Under the supervision and at the direction of the Company, Manager shall timely and accurately prepare, for the review, approval and filing by the Company, a quarterly report on Form 10-Q (together with a supplement in accordance with past practice) for the nine months ended September 30, 2014, as required to be filed by the Company with the SEC under the Exchange Act and all applicable rules and regulations thereunder, all on the schedule previously agreed upon by the Company and Manager.  In addition, Manager shall cooperate with and assist the Company, at the Company’s request, in the Company’s preparing and filing an annual report on Form 10-K (together with a supplement in accordance with past practice) for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”), as required to be filed by the Company with the SEC under the Exchange Act and all applicable rules and regulations thereunder.  In connection with the preparation and filing of the 2014 Form 10-K and the quarterly reports on Form 10-Q referred to in this Section 2(b)(iv), Manager shall (1) cooperate with the Company and the Company’s internal and external auditors, and shall use best efforts to assist the Company with the preparation of any audited or unaudited financial statements or other financial information required or appropriate to be included therein and (2) provide written representations and certifications in the form attached hereto as Exhibit A relating to any period prior to the Management Services Termination Date or as otherwise reasonably requested by the Company or its agent, the officers of the Company or the Company’s external auditor consistent with Manager’s past practices and subject to Section 1(b)(ii) of this Agreement.  Until the 2014 Form 10-K is prepared, Manager shall notify the Company, promptly upon Manager acquiring knowledge thereof, of any events that would require the Company to make a filing with the SEC or other regulatory body under applicable laws, rules and regulations, and, in connection therewith, Manager shall cooperate with and assist the Company, at the Company’s direction, to comply with and fulfill such reporting or filing requirement.  In the event the Company directs Manager to include in any such report a disclosure that implicates Manager with respect to any liability, and Manager reasonably objects to such disclosure and provides written notice of such objection to the Company prior to the filing of such report, then the Company acknowledges and agrees that Manager’s involvement in the preparation and filing of such report, in and of itself, shall not constitute an admission by Manager of liability to the Company with respect to such disclosure to which Manager so objected.

                        (v)                                 Personal Property.  Manager and the Company each acknowledges and agrees that all EQC Personal Property (as defined below) shall be owned by the Company or its subsidiaries and Manager relinquishes any interest therein.  Upon request by the Company or its agent, Manager shall execute and deliver to the Company (or its designee) a quitclaim bill of sale (and other applicable title transfer documents (e.g., vehicle titles)), without warranty or representation, to relinquish Manager’s ownership of the EQC Personal Property, in a form prepared by the Company (or its agent) and reasonably acceptable to Manager.  For purposes hereof, the term “EQC Personal Property” shall mean all furniture, fixtures, equipment, computers, computer systems and software (excluding any access or systems linked to Manager’s network or server and any licenses where such licenses do not permit transfer or assignment), printers, copiers, office supplies, on-site hardware, internet connectivity, phones, equipment and phone numbers, cellular phones and cellular phone numbers, fax machines, books, records, documents, vehicles, and any other tangible personal property located at the Properties (other than personal property owned by employees or tenants under leases of the Properties and/or computers, cellular phones and cellular phone numbers of Manager’s continuing employees) and any licenses, permits, websites, intellectual property or other intangible personal property for the Properties.  This Section 2(b)(v) shall survive indefinitely.

                        (vi)                              Data Transfer.  Manager shall cooperate with the transfer of all reasonably requested data specifically or exclusively related to the Company and its subsidiaries, wherever stored, to the Company’s or its designee’s information technology systems, including, without limitation, Yardi, Argus, WinFas, Corrigo, SiteLink, and the Microsoft Outlook database (including, without limitation, contacts, email and calendar, in .pst files or otherwise as reasonably requested by the Company, of each employee of Manager that will continue to provide services to the Company or its property manager(s) after the Management Services Termination Date).

                        (vii)                           Employees.  Manager shall be responsible for severance payments, if any, in connection with the termination of Manager’s employees.  The Company or the Owners shall be responsible for all accrued vacation payments in connection with the termination of Manager’s employees as a result of the Transition.

                        (viii)                        Assignment of Agreements.  At the Company’s request, Manager shall assign, without representation or warranty, to the Company or its designee any service contracts, personal property and equipment leases, listing agreements and other similar agreements relating to the Company or its subsidiaries or the Properties, as designated by the Company.

(c)          Fees.  Provided that the Australian Management Agreement has not been terminated by the Company prior thereto for Cause and Manager continues to perform in all material respects its obligations under this Agreement, in consideration for Manager’s performance of the Transition Services & Cooperation, the Company shall pay to Manager (x) for the period from October 1, 2014 to December 31, 2014, an amount equal to $1,200,000 per month for the months of October, November and December, 2014, payable ten (10) days after the last day of the applicable month, and (z) for the period from January 1, 2015 to February 28, 2015, an amount equal to $1,200,000 per month for the months of January and February, 2015, which aggregate amount shall be payable on March 10, 2015.

(d)         Continuing Cooperation.  After February 28, 2015, (i) Manager shall continue to deliver to the Company, at the Company’s reasonable request, information and materials relating to the Company, and (ii) Manager shall provide continuing or additional transition and cooperation services on such terms and conditions as the Company may reasonably request after February 28, 2015; provided that, with respect to both of the preceding clauses (i) and (ii), (x) Manager’s obligations are limited to reasonable cooperation both in the manner and timing of the response, taking into consideration Manager’s staffing and other business demands at such time, and (y) the Company shall reimburse Manager, within 30 days after Manager’s written request (together with reasonable supporting documentation), for any actual, out-of-pocket costs and expenses incurred by Manager in connection with such cooperation services after February 28, 2015.

(3)                                 Confidentiality.  From and after the date hereof until February 28, 2017, Manager shall hold in confidence and not disclose to third parties any confidential or proprietary information of the Company or any of the Company’s subsidiaries which is disclosed to Manager in connection with its duties, obligations and activities under this Agreement and the Management Agreements, except to the extent (a) such information is available to the general public, (b) such information is requested by a governmental or self-regulatory authority or required by law, regulation or pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process, or (c) disclosure is made to legal advisors to or accountants of Manager, provided that in the case of disclosure permitted by clause (b), to the extent reasonably practical, Manager shall notify the Company of such disclosure prior thereto.  Nothing herein is intended to prohibit Manager from disclosing confidential or proprietary information of the Company or its affiliates (i) in the ordinary course of the Company’s business in compliance with Manager’s obligations and duties under this Agreement and the Management Agreements, or (ii) at the Company’s or its agent’s direction, to any person who has entered into a confidentiality agreement with the Company in connection with the possible sale or other disposition of the Company or any of its assets.  Notwithstanding the foregoing, the parties acknowledge that this Agreement may be required to be filed by the Company in a public report filed with the SEC.

(4)                                 Actions with Respect to Restricted Shares. The Company agrees that, promptly following the request of (i) Manager, (ii) any officer, director or employee of Manager or any affiliate of Manager that previously received from the Company one or more grants of EQC Shares, or (iii) any person who previously served as an officer or trustee of the Company and received from the Company one or more grants of EQC Shares (any such person referred to in clause (ii) or (iii), a “Recipient”), the Company shall assist the Recipient with the resale of any shares owned by a Recipient as follows, solely to the extent permitted by and in accordance with all applicable laws, rules, regulations and policies (including, without limitation, those promulgated by the SEC and New York Stock Exchange): (a) if required for the Recipient to sell its EQC Shares in compliance with applicable securities laws, registering Recipient’s EQC Shares at the cost and expense of the Company (provided that the Recipient shall pay the fees and expenses of its own counsel and advisors, if any, and shall bear any underwriting discount or commission), subject to customary terms and conditions, and provided that such Recipient shall indemnify, defend and hold harmless the Company for, from and against any and all liability or losses resulting from the actions, statements or omissions of such Recipient in connection therewith, and (b) removing any legends with respect to transfer and vesting restrictions from the certificates evidencing such shares and, if applicable, from the share books and records of the Company promptly following receipt by the Company of a written opinion of counsel of national reputation reasonably satisfactory to the Company in form and substance stating that neither such legend nor the related restrictions on transfer are required in order for such resale to be undertaken in compliance with the Securities Act, other applicable securities laws, rules and regulations and any applicable benefit plans; provided that the Company will not be obligated to effect any registration of EQC Shares within three months after the effective date of a previous registration of EQC Shares or if the Company’s board determines that it would be harmful to the prospects of the Company to effect such registration.

(5)                                 Return of Records.  All books and records in Manager’s possession or under Manager’s control relating to the Company or the Properties shall be delivered to the Company.  Following the date hereof until the later of one (1) year after the date hereof and the expiration of the applicable period pursuant to Manager’s document retention policy (as in effect as of the date hereof), if Manager discovers additional books or records relating to the Company or the Properties in its possession or under its control, Manager shall promptly deliver the same to the Company.

(6)                                 Commissions and Liens.  Manager acknowledges that there are no leasing commissions, brokerage fees or similar commissions or fees payable by the Company or its subsidiaries to Manager or its affiliates as of the date hereof (other than any fees payable under this

Agreement and the Management Agreements), and there are no agreements, written or otherwise, pursuant to which any such commissions or fees may accrue or be payable by the Company to Manager or its affiliates after the date hereof.  To the extent Manager or its affiliates is holder of any lien (or right to impose a lien) upon any property of the Company or its subsidiaries, related to any such commissions or fees or otherwise, Manager, on behalf of itself and its affiliates, hereby forever waives and releases all such liens (or rights to impose such liens).

(7)                                 Manager Conduct.  The Company acknowledges and agrees that while this Agreement and the Management Agreements are in effect, Manager will engage in other activities or businesses and act as the manager to other persons or entities (including other real estate investment trusts) which may have investment policies and objectives similar to those of the Company and invest in real estate (including real estate which may be offered for sale by the Company) for its own account or that of its affiliates.  For the avoidance of doubt, Manager may compete with the Company for real estate acquisitions.  However, notwithstanding anything to the contrary, at all times on and before February 28, 2015, Manager shall not recommend to, or attempt to influence, (i) any existing tenants at the Properties to relocate to any property other than a Property or (ii) any prospective tenants to lease space at any property other than a Property; provided, however, that the foregoing shall not be construed to limit or restrict in any way Manager’s ability to respond to any such tenant’s general market requests for proposals, tours or proposals or issue proposals or respond to any other requests resulting therefrom.

(8)                                 Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.

(9)                                 Counterparts.  This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

(10)                          Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if:  (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below each Party’s name on Exhibit B and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified below each Party’s name in Exhibit B.

(11)                          Successors and Assigns.  This Agreement shall not be assignable by any of the Parties.  This Agreement, however, shall be binding on successors of the Parties.

(12)                          No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons; except, however, the third-party beneficiaries of the covenants set forth in Section 3 hereof and Section 4 shall have the right to enforce such covenants.

(13)                          Further Assurances.  Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other Parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

(14)                          Severability.  If any one or more provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(15)                          Other Agreements.  As amended hereby, the Management Agreements remain in full force and effect.

(16)                          Legal Fees and Expenses.  Each Party shall be responsible for paying the legal fees and expenses of its own respective counsel in connection with the preparation and negotiation of this Agreement.

(17)                          Business Days.  In each instance in which the applicable provisions of this Agreement require the payment of money or the performance of an action or the expiration of a time period to occur on a day that is not a business day, such payment, performance or expiration, as applicable, shall be deemed to be required to occur on the next succeeding business day.

(18)                          Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)         “affiliate” and “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act, and shall include persons who become affiliates or associates of any person subsequent to the date of this Agreement.

(b)         “Australian Management Agreement” shall mean the Business and Property Management Agreement, between the Company and RMR Australia Asset Management Pty Limited, dated January 31, 2013, as supplemented by the letter, dated January 31, 2013, delivered by Manager to the Company.

(c)          “Business Management Agreement” shall mean the Amended and Restated Business Management Agreement by and between the Company and RMR, dated as of December 19, 2013, as supplemented by the letter, dated January 31, 2013, delivered by Manager to the Company.

(d)         “Cause” shall mean Manager caused demonstrable, material harm to the Company through intentional dishonesty, wanton misconduct, gross negligence or willful breach of its obligations under this Agreement or any Management Agreement.

(e)          “EQC Shares” shall mean common shares of beneficial interest, par value $0.01 per share of the Company.

(f)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g)          “Management Agreements” shall mean, collectively, the Business Management Agreement, the Property Management Agreement and the Australian Management Agreement.

(h)         “Properties” shall mean, collectively, the properties of the Company and its subsidiaries, and each individually shall be referred to herein as a “Property”.

(i)             “Property Management Agreement” shall mean (x) the Amended and Restated Property Management Agreement, by and between the Company and RMR, dated January 21, 2010, as amended on December 9, 2010 and December 11, 2012, together with (y) those certain individual property management agreements by and between certain subsidiaries of the Company and RMR with respect to certain Properties that are subject to mortgage financing, all of which individual property management agreements are set forth on Exhibit C attached hereto; in each case as supplemented by the letter, dated January 31, 2013, delivered by Manager to the Company.

(j)            “SEC” shall mean the Securities and Exchange Commission.

(k)         “subsidiary” of the Company shall mean any entity that is a “majority-owned subsidiary” of the Company for purposes of Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

[Signature Page Follows]

                                                IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

EQUITY COMMONWEALTH

By:	/s/ Orrin S. Shifrin
Name: Orrin S. Shifrin
Title: Secretary

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: President and Chief Executive Officer

RMR AUSTRALIA ASSET MANAGEMENT PTY LIMITED,
in its personal capacity and in its capacity as trustee for CWH Australia Trust

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: Director

[Signature Page to Termination and Cooperation Agreement]

EXHIBIT A

Form of Certification

CERTIFICATION
TO PRINCIPAL EXECUTIVE OFFICERS AND PRINCIPAL FINANCIAL OFFICERS

The undersigned, an employee of Reit Management & Research LLC (“RMR”), which serves as the business manager for Equity Commonwealth (the “Company”), recognizes that pursuant to federal securities laws, the principal executive officer(s) and principal financial officer(s) (collectively, the “Certifying Officers”) of the Company must make certain certifications in their official capacities, which must be filed or furnished with the Company’s [Quarterly Report on Form 10-Q for the quarter ended [                       , 20      ]] [Annual Report on Form 10-K for the year ended [                       , 20    ]] (the “Report”) with the Securities and Exchange Commission (“SEC”).  The undersigned hereby makes the following representations to the Certifying Officers, understanding that the Certifying Officers in discharging their statutory obligations will rely upon such representations:

(1)                                 To my knowledge, I am not aware of any arrangements, transactions, deals or agreements that have not been properly recorded in the financial records or reported to the Certifying Officers.

(2)                                 I have, to the extent I believe to be necessary, (i) inquired of my subordinates and other RMR personnel related to my areas of responsibility at RMR, and (ii) reviewed appropriate Company records, in each case, in order to ensure the accuracy of the representations set forth in paragraphs (3) and (4) below.

(3)                                 I have disclosed to the Certifying Officers:

(a)                                 all significant deficiencies of which I am aware in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to accurately record, process, summarize and report financial and other data; and

(b)                                 any fraud or misconduct involving employees or agents of the Company, whether or not material, known to me.

(4)                                 To my knowledge and in relation to RMR and the Company, I have acted in compliance with all applicable laws.

The above certificate is given as of the date of this certificate and is limited to the periods covered by the Report.

The undersigned has executed this certificate on [                       , 20      ].

Signature:
Name:	Matt Jordan
Title:	RMR CFO
Date:	, 20

Signature:
Name:	Matt Brown
Title:	RMR Regional Controller
Date:	, 20

Signature:
Name:	Jay Flynn
Title:	RMR Regional Controller
Date:	, 20

Signature:
Name:	Jeff Leer
Title:	Director – RMR Corporate Accounting
Date:	, 20

EXHIBIT B

Notices

If to the Company:

Equity Commonwealth

Two North Riverside Plaza, Suite 600

Chicago, Illinois 60606

Facsimile: 312-646-2999

Attention: General Counsel

if to Manager:

Reit Management & Research LLC

Two Newton Place, Suite 300

255 Washington Street

Newton, MA 02458-1634

Facsimile: 617-928-1305

Attention: General Counsel

EXHIBIT C

Individual Property Management Agreements

1.              600 West Chicago, Chicago, IL: Property Management Agreement dated August 10, 2011, between Reit Management & Research LLC and CW 600 West Chicago LLC.

2.              97 Newberry Road, East Windsor, CT: Management Agreement, dated October 24, 2006, by and between Reit Management & Research LLC and Blue Dog Properties Trust.

3.              206 E 9th Street, Austin, TX: Property Management Agreement, dated May 31, 2012, by and between REIT Management and Research LLC and CWH Capitol Towner Inc.

4.              Chase Tower, Indianapolis, IN: Property Management Agreement dated October 22, 2012 between Reit Management & Research LLC and CW Monument Circle Inc.

5.              Parkshore Dr. & Coolidge Dr., Folsom, CA: Property Management Agreement, dated June 16, 2011, between Reit Management & Research LLC and CW Parkshore Plaza LLC.

6.              Mellon Bank Center, Philadelphia, PA: Management Agreement dated December 1, 2009 between Reit Management & Research LLC and Nine Penn Center Associates, L.P.

7.              Meridian Office Tower, Columbia, SC: Property Management Agreement, dated September 18, 2012, between Reit Management & Research and CW Meridian, Inc.

8.              111 East Wacker, Chicago, IL.  Management and Leasing Agreement, dated July 11, 2006, between 111 East Wacker, LLC and Parkway Realty Services, LLC.

9.              One Enterprise Center, Jacksonville, FL.  Management Agreement, dated November 24, 2008, between Reit Management & Research LLC and Hub OEC Properties LLC.

10.       33 Stiles, North Haven, CT.  Management Agreement, dated October 24, 2006, between Reit Management & Research LLC and BD 33 Stiles Property LLC.